Exhibit 99.1

Contacts: Investor Relations Mary Ekman 425-216-7995 mary.ekman@clearwire.com
Media Relations
Susan Johnston
425-216-7913
susan.johnston@clearwire.com
Clearwire Reports Second Quarter 2009 Results
Key Operating Highlights
•	Atlanta and Las Vegas Markets Launch CLEAR™ Adding nearly Five Million People and 1,800 Square Miles to Coverage Footprint

•	Nationwide Roaming in CLEAR Markets Now Available via Clear 4G+ Mobile 4G/3G Service

•	Now Targeting Over 40 Million Total Covered POPs for 2009; CLEAR 4G Network Set to Increase Five-Fold in 2H 2009 Reaching Over 30 Million People Across More Than 25 Markets by Year End

•	Clearwire’s Wholesale Systems Platform Initialized; Sprint, Comcast, and Time Warner Cable Announce 2009 4G Plans and Comcast Begins Launching Service Offerings
Key Performance Highlights — Q2 2009 vs. Pro Forma Q2 2008
•	Portland and Late-Quarter Launch of Atlanta Generate Strong WiMAX Subscriber Additions Offsetting Higher Seasonal Churn in 46 US Pre-WiMAX Markets and Drive 12,000 Net Adds During Q2 2009

•	Revenues Increase 9 Percent Driven by 11 Percent Subscriber Growth and ARPU Stable at $39.47

•	Network Covered POPs Increase Nearly 40 Percent to 23.1 Million

•	Design and Development Pipeline Includes More Than 20,000 Cell Sites to Fuel First U.S. 4G Network Build Plans

•	Ends Second Quarter with Cash and Short Term Investments of $2.5 Billion
KIRKLAND, Wash. — August 11, 2009 — Clearwire Corporation [NASDAQ: CLWR] (along with its subsidiaries, “Clearwire” or the “Company”), a leading provider of wireless broadband services, today reported its unaudited condensed consolidated financial and operating results for the second quarter ended June 30, 2009.
“The strides we have made in the past two months, including the launch of CLEAR in Atlanta and Las Vegas, nationwide roaming with the CLEAR 4G+ dual-mode modem and wholesale distribution with Comcast in Portland and Atlanta, clearly demonstrate Clearwire’s ability to build on early momentum and begin to successfully execute against our aggressive growth plans,” said Bill Morrow, chief executive officer of Clearwire. “As we saw with Portland, we are experiencing strong early consumer adoption in our Atlanta market, and, true to the growing marketplace trends in wireless data, a significant proportion of our 4G customers are taking advantage of a mobile product as part of their CLEAR service.”
“We are ramping very well by attracting strong consumer demand for our wireless 4G services in all of our new markets,” Morrow added. “In fact, as we head into the third quarter with Las Vegas now launched we are already seeing average daily WiMAX subscriber uptake in July outpacing what we achieved in June by over 75 percent. It is important to keep in mind that at the same time we are posting strong adds in our three CLEAR 4G markets we are also seeing the expected customer attrition in Clearwire’s large base of 46 U.S. pre-WiMAX markets resulting from seasonality and minimal sales and marketing in advance of migrating those markets to CLEAR 4G in the coming months.”
“The next wave of CLEAR launches in 2009 is on track to extend our 4G network to over 30 million people in more than 25 markets by the end of 2009 bringing Clearwire’s total network coverage in both legacy and 4G markets to over 40 million people,” Morrow continued. “With the 2009 addition of new markets like Chicago, Dallas/Ft. Worth and Philadelphia, and the migration of pre-WiMAX markets like Seattle, Charlotte and Honolulu, CLEAR’s super fast mobile Internet service is poised to achieve a critical mass of coverage and customers that will help propel the company forward into next year. Our focus remains on scaling the organization for continued growth by putting in place all of the resources necessary to successfully extend our wireless 4G network enabling us to cover as many as 120 million people with true broadband mobility across 80 markets by the end of 2010.”
“The addition of Huawei as a WiMAX RAN infrastructure provider strengthens an already impressive vendor line-up that brings together some of the leading names in wireless, technology and networking to build a dedicated mobile wireless data network designed to meet the growing demand for broadband connectivity and change the way the internet affects us day to day,” added Morrow. “As thousands of our customers have already discovered, CLEAR is not just delivering a rich mobile internet experience but a truly valuable service that keeps them connected to the people, information and experiences that matter most in their lives.”
2009 Market Launches
Clearwire expects to offer 4G service in markets covering 30 million people at the end of this year including in the following markets: Atlanta; Baltimore; Boise; Chicago; Las Vegas; Philadelphia; Charlotte, Raleigh, and Greensboro, NC; Honolulu and Maui, HI; Seattle and Bellingham, WA, Portland and Salem, OR and Dallas/Ft. Worth, San Antonio, Austin, Abilene, Amarillo, Corpus Christi, Killeen/Temple, Lubbock, Midland/Odessa, Waco and Wichita Falls, Texas.
Business Outlook
Clearwire maintained its business outlook for 2009 and 2010, expecting ARPU to be generally sustained at current levels over this period of significant development and expansion of its wireless 4G network. The Company continues to anticipate that Churn will increase in its pre-WiMAX markets as the Company transitions these networks to mobile WiMAX technology and that CPGA will increase as new markets are launched, consistent with Clearwire’s past operating experience.
Clearwire continues to target total net cash spend, which represents the change in cash and short-term investment balances, in the range of $1.5 to $1.9 billion for the full year 2009. Year-to-date net cash spend through June 30, 2009 was $646 million. The company has introduced a 2009 consolidated network coverage target of more than 40 million people, including over 30 million people targeted to be covered by the Company’s CLEAR 4G service in more than 25 markets by year end. As announced in March, Clearwire is currently engaged in the development and construction of mobile WiMAX networks, as well as the long lead time cell site development work, to give the Company the ability to cover as many as 120 million people by the end of 2010. The ultimate scope and timing of Clearwire’s network build-out will largely be driven by the Company’s market by market success and the availability of additional capital.

Presentation of Unaudited 2009 Second Quarter and Year to Date and Pro Forma 2008 Second Quarter and Year to Date Results
As previously disclosed, on November 28, 2008, Clearwire, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable, Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation completed the transactions contemplated by the Transaction Agreement and Plan of Merger (the “Transaction Agreement”), entered into by the parties on May 7, 2008. For accounting purposes, the transactions (the “Transactions”) are treated as a “reverse acquisition” with the WiMAX business contributed from Sprint (the “Sprint WiMAX Business”) deemed to be the accounting acquirer. As a result, the financial results of the legacy Clearwire Corporation (“Old Clearwire”) prior to the consummation of the Transactions are not included as part of the Company’s condensed consolidated financial statements. The results for Clearwire for the three and six months ended June 30, 2009 are presented with the results of operations of the Sprint WiMAX Business for the three and six months ended June 30, 2008 on subsequent pages of this earnings release.
In order to facilitate the most useful comparative analysis between periods, the following table summarizes Clearwire’s second quarter and year to date ended June 30, 2009 consolidated results versus the Pro Forma Financial Data for the comparable three and six month periods ended June 30, 2008. The Pro Forma Financial Data has been derived from the unaudited pro forma condensed combined statements of operations of Clearwire for the three and six months ending June 30, 2008. The unaudited pro forma condensed combined statements of operations of Clearwire give effect to the Transactions as if they were consummated on January 1, 2008, and are based upon the financial results for both Old Clearwire and the Sprint WiMAX Business for the relevant period. A full presentation of the unaudited pro forma condensed combined statements of operations for the three and six months ended June 30, 2008, and accompanying notes, are provided on subsequent pages of this release. The unaudited pro forma condensed combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have been obtained had the Transactions actually been consummated on January 1, 2008, nor are they intended to be a projection of future results of operations.

Clearwire Corporation
Summary of Pro Forma Financial Data
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	Actual	Pro Forma		Actual	Pro Forma
	2009	2008		2009	2008
REVENUES	$63,594	$58,563	9%	$125,731	$110,091	14%

OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	81,219	67,770	20%	154,852	132,805	17%
Selling, general and administrative expense	113,246	122,053	-7%	221,711	261,854	-15%
Depreciation and amortization	46,264	28,121	65%	94,812	54,732	73%
Spectrum lease expense	64,269	49,020	31%	128,709	114,538	12%

Total operating expenses	304,998	266,964	14%	600,084	563,929	6%

OPERATING LOSS	(241,404)	(208,401)	-16%	(474,353)	(453,838)	-5%

LESS NON CASH ITEMS
Non Cash Expenses	47,943	38,355	25%	88,385	94,018	-6%
Depreciation and amortization	46,264	28,121	65%	94,812	54,732	73%

Total non cash	94,207	66,476	42%	183,197	148,750	23%

ADJUSTED OIBDA	(147,197)	(141,925)	-4%	(291,156)	(305,088)	5%
Adjusted OIBDA Margin	-231%	-242%		-232%	-277%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	12k	18k		37k	67k
Total Subscribers	511k	461k		511k	461k
ARPU	$39.47	$39.28		$39.49	$38.11
Churn	2.8%	2.6%		2.7%	2.4%
CPGA	$524	$449		$492	$472
Capital Expenditures	$251MM	$214MM		$363MM	$526MM
Covered POPS	23.1MM	16.8MM		23.1MM	16.8MM
Cash, Cash Equivalents and Short-term Investments	$2,462MM	$593MM		$2,462MM	$593MM
Note: For a definition and reconciliation of non-GAAP financial measures, including Adjusted OIBDA, ARPU, Churn, and CPGA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations” at the end of this release.
2009 Second Quarter and Year to Date Consolidated Results
Consolidated revenue increased by 9 percent to $63.6 million in the second quarter 2009, versus pro forma revenue of $58.6 million for the same quarter of 2008. The growth in revenue was driven primarily by Clearwire’s larger subscriber base, including the addition of three new markets year-over-year. Total subscribers increased to approximately 511,000 at the end of the second quarter 2009, up from approximately 461,000 at the end of the second quarter 2008. New subscriber growth in mobile WiMAX markets more than offset a decline in subscribers in the Company’s domestic and international pre-WiMAX markets and resulted in the approximately 12,000 consolidated net new subscribers during the second quarter of 2009.
Consolidated Average Revenue Per User (or ARPU) for the second quarter 2009 was $39.47, an increase of $0.19 above the $39.28 pro forma ARPU level from the prior year second quarter. ARPU growth was driven by increased bundled sales of new services, that include our Voice over Internet Protocol (or VoIP), PC Card or other ancillary services, and the contribution from sales of mobile service plans in CLEAR markets.
Cost of goods and services and network costs for the second quarter ended June 30, 2009 increased 20 percent to $81.2 million compared to pro forma cost of goods and services and network costs of $67.8 million in the prior year period due to higher backhaul and tower rent expense associated with the build-out of new markets in the first six months of 2009 and in preparation for future market launches.
Selling, General and Administrative expense decreased to $113.2 million in the second quarter 2009 compared to pro forma $122.1 million for the second quarter 2008 as a result of G&A related cost synergies gained following the combination of Old Clearwire with the Sprint WiMAX Business. The cost synergies were partially offset by higher sales and marketing expense related to the launch of the Atlanta market in mid June.
Adjusted OIBDA for the second quarter 2009 reflected a loss of $147.2 million, versus a similar pro forma Adjusted OIBDA loss of $141.9 million for the same period in 2008.
Capital Expenditures (or CapEx) increased to $251 million in the second quarter 2009 from pro forma CapEx of $214 million in the same period in 2008. More than 80 percent of second quarter 2009 CapEx was directly related to network build out for new and future mobile WiMAX markets. Clearwire expects quarterly CapEx to rise sequentially throughout the remainder of 2009 due to a continued ramping of network expansion activities.
Net cash spend was $374 million for the second quarter. Clearwire ended June 2009 with cash and short-term investments of approximately $2.5 billion invested primarily in U.S. Treasury securities.
Consolidated revenue for the six months ended June 30, 2009, was $125.7 million, an increase of 14 percent from pro forma revenue of $110.1 million in the same period in 2008. The revenue growth was fueled by subscriber growth of 11 percent and a $1.38 increase in ARPU for the six month period in 2009 as compared to the same period in 2008. For the six month period ended June 30, 2009, all major cost categories increased year over year similarly to the trends noted above for the three month period. Adjusted OIBDA loss for the six month 2009 period decreased to $291.2 million compared to a pro forma adjusted OIBDA loss of $305.1 million for the six months ended June 30, 2008, primarily as a result of G&A related cost synergies gained following the combination of Old Clearwire with the Sprint WiMAX Business.
Management Webcast
Clearwire’s senior leadership team will discuss the company’s 2009 second quarter performance during a conference call and simultaneous webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today. The call is expected to last approximately 45 minutes. To access today’s conference call, please call 800-901-5241, or outside the United States please call 617-786-2963. The conference call passcode is 84387819. The simultaneous webcast can be accessed via the Internet at http://investors.clearwire.com. The conference call will be archived and available for replay until approximately midnight Eastern Time (9 p.m. Pacific Time), on August 25, 2009. To access the replay, please call 888-286-8010, or outside the United States dial 617-801-6888. The replay passcode is 97392711.
About Clearwire
Clearwire Communications, LLC, an operating subsidiary of Clearwire, offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEAR™, will be available in major metropolitan areas across the U.S, and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors include Intel, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing WiMAX technology in four markets and provides pre-WiMAX communications services in 50 markets across the U.S. and Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.

Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our business plan will require us to raise substantial additional financing both in the near term and long term, and if we are unable to raise such financing on acceptable terms we may need to modify our business plan accordingly, such as making material adjustments to our current network expansion plans, including potential delays in the timing, or decreases in the scope, of expansion.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	We currently depend on our commercial partners to develop and deliver the equipment for our pre-WiMAX and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 26, 2009. Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	Actual		Pro Forma
	2009	2008	2008
REVENUES	$63,594	$—	$58,563	9%
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	81,219	25,577	67,770	20%
Selling, general and administrative expense	113,246	26,691	122,053	-7%
Depreciation and amortization	46,264	9,532	28,121	65%
Spectrum lease expense	64,269	11,879	49,020	31%

Total operating expenses	304,998	73,679	266,964	14%

OPERATING LOSS	(241,404)	(73,679)	(208,401)	-16%

OTHER INCOME (EXPENSE):
Interest income	2,964	—	3,829	-23%
Interest expense	(16,966)	(232)	(47,743)	64%
Other-than-temporary impairment loss and realized loss on investments	(7,189)	—	(27,918)	74%
Loss on undesignated interest rate swap contracts, net	(2,148)	—	—	—
Other income (expense), net	824	1,256	(1,497)	155%

Total other income (expense), net	(22,515)	1,024	(73,329)	69%

LOSS BEFORE INCOME TAXES	(263,919)	(72,655)	(281,730)	6%
Income tax provision	(125)	(6,911)	—	—

NET LOSS	(264,044)	(79,566)	(281,730)	6%
Less: non-controlling interests in net loss of consolidated subsidiaries	190,670	—	207,086	-8%

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(73,374)	$(79,566)	$(74,644)	2%

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.38)		$(0.38)

Diluted	$(0.38)		$(0.40)

Weighted average Class A Common Shares outstanding:
Basic	195,052		194,484

Diluted	723,876		723,307

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six months ended June 30,
	Actual		Pro Forma
	2009	2008	2008
REVENUES	$125,731	$—	$110,091	14%

OPERATING EXPENSES:

Cost of goods and services and network costs (exclusive of items shown separately below)	154,852	52,438	132,805	17%
Selling, general and administrative expense	221,711	66,946	261,854	-15%
Depreciation and amortization	94,812	16,302	54,732	73%
Spectrum lease expense	128,709	33,094	114,538	12%

Total operating expenses	600,084	168,780	563,929	6%

OPERATING LOSS	(474,353)	(168,780)	(453,838)	-5%

OTHER INCOME (EXPENSE):
Interest income	6,241	285	12,583	-50%
Interest expense	(44,564)	(232)	(95,170)	53%
Other-than-temporary impairment loss and realized loss on
investments	(8,669)	—	(32,767)	74%
Loss on undesignated interest rate swap contracts, net	(1,098)	—	—	—
Other income (expense), net	(2,054)	2,802	(1,424)	-44%

Total other income (expense), net	(50,144)	2,855	(116,778)	57%

LOSS BEFORE INCOME TAXES	(524,497)	(165,925)	(570,616)	8%
Income tax provision	(39)	(11,078)	—	—

NET LOSS	(524,536)	(177,003)	(570,616)	8%
Less: non-controlling interests in net loss of consolidated subsidiaries	380,107	—	419,533	-9%

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(144,429)	$(177,003)	$(151,083)	4%

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.75)		$(0.78)

Diluted	$(0.75)		$(0.81)

Weighted average Class A Common Shares outstanding:
Basic	193,478		194,484

Diluted	714,931		723,307

On the preceding two tables, basic and diluted net loss per common share amounts are not presented for the actual three month and six month periods ended June 30, 2008. Prior to the closing of the Transactions (the “Closing”), the Company had no equity as the Sprint WiMAX Business was a wholly-owned division of Sprint Nextel Corporation. The calculation of diluted net loss per common share assumes the hypothetical exchange of Class B common interests of Clearwire Communications LLC (“Clearwire Communications Class B Common Interests”) together with Class B common stock of Clearwire Corporation (“Clearwire Class B Common Stock”) for Clearwire Corporation’s Class A common stock (“Clearwire Class A Common Stock”) resulting in certain corresponding tax effects, an increase in the number of shares of Clearwire Class A Common Stock outstanding and the elimination of the non-controlling interest allocation.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$755,133	$1,206,143
Short-term investments	1,706,780	1,901,749
Restricted cash	3,110	1,159
Accounts receivable, net of allowance of $1,851 and $913	4,279	4,166
Notes receivable	5,003	4,837
Inventory	4,549	3,174
Prepaids and other assets	47,594	44,644

Total current assets	2,526,448	3,165,872
Property, plant and equipment, net	1,591,373	1,319,945
Restricted cash	4,838	8,381
Long-term investments	10,305	18,974
Spectrum licenses, net	4,469,835	4,471,862
Other intangible assets, net	107,907	122,808
Investments in equity investees	11,121	10,956
Other assets	27,687	5,369

TOTAL ASSETS	$8,749,514	$9,124,167

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$185,458	$145,417
Deferred revenue	12,609	11,761
Current portion of long-term debt	14,292	14,292

Total current liabilities	212,359	171,470
Long-term debt, net	1,380,801	1,350,498
Deferred tax liabilities	3,882	4,164
Other long-term liabilities	150,052	95,225

Total liabilities	1,747,094	1,621,357
COMMITMENTS AND CONTINGENCIES

STOCKHOLERS’ EQUITY
Clearwire Corporation stockholders’ equity
Class A Common Stock, par value $0.0001, 1,300,000,000 shares authorized; 195,097,967 and 190,001,706 shares issued and outstanding, respectively	20	19
Class B Common Stock , par value $0.0001, 750,000,000 shares authorized; 528,823,529 and 505,000,000 shares issued and outstanding, respectively	53	51
Additional paid-in capital	2,072,620	2,092,861
Accumulated other comprehensive income	2,585	3,194
Accumulated deficit	(174,362)	(29,933)

Total Clearwire Corporation stockholders’ equity	1,900,916	2,066,192
Non-controlling interests	5,101,504	5,436,618

Total stockholders’ equity	7,002,420	7,502,810

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,749,514	$9,124,167

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(524,536)	$(177,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(56)	11,078
Losses from equity investees, net	492	—
Non-cash fair value adjustment on swaps	(4,453)	—
Other-than-temporary impairment loss on investments	8,669	—
Non-cash interest expense	37,449	—
Depreciation and amortization	94,812	16,302
Amortization of favorable spectrum leases, spectrum rent expense and lease service	46,359	7,742
Non-cash tower and building rent	25,474	—
Share-based compensation	16,552	—
Loss on disposal of assets	9,481	—
Changes in assets and liabilities:
Inventory	555	—
Accounts receivable	(84)	—
Prepaids and other assets	(14,667)	(55,231)
Prepaid spectrum licenses	(17,162)	—
Accrued interest	(2,956)	—
Accounts payable and other liabilities	36,007	—

Net cash used in operating activities	(288,064)	(197,112)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(344,528)	(410,401)
Payments for spectrum licenses and other intangible assets	(11,736)	(91,397)
Purchases of available-for-sale investments	(1,316,329)	—
Sales of available-for-sale investments	1,503,148	—
Proceeds from asset sales	2,000	—
Net decrease to restricted cash	1,592	—

Net cash used in investing activities	(165,853)	(501,798)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances from Sprint Nextel Corporation	—	698,910
Proceeds from issuance of common stock	10,239	—
Principal payments on long-term debt	(7,146)	—

Net cash provided by financing activities	3,093	698,910
Effect of foreign currency exchange rates on cash and cash equivalents	(186)	—

Net decrease in cash and cash equivalents	(451,010)	—
CASH AND CASH EQUIVALENTS:
Beginning of period	1,206,143	—

End of period	$755,133	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for spectrum lease expense	$(82,350)	$—
Interest paid	(10,071)	—
Swap interest paid, net	(5,551)	—
Interest received	6,241	—
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock of Sprint Nextel Corporation issued for spectrum licenses	—	4,000
Accrued capitalized interest	(1,670)	—
Fixed asset purchases in accounts payable	(16,199)	—
Fixed asset purchases included in advances and contributions from Sprint Nextel Corporation	—	63,184

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
     The unaudited pro forma condensed combined statements of operations that follow are presented for informational purposes only and are not intended to represent or be indicative of the combined results of operations that would have been reported had the Transactions been completed as of January 1, 2008 and should not be taken as representative of the future consolidated results of operations of the Company.
     The following unaudited pro forma condensed combined statements of operations for the periods ended June 30, 2008 were prepared under Article 11-Pro forma Financial Information of Securities and Exchange Commission Regulation S-X using (1) the unaudited accounting records of the Sprint WiMAX Business for the three months and six months ended June 30, 2008; and (2) the unaudited consolidated financial statements of Old Clearwire for the three months and six months ended June 30, 2008. The unaudited pro forma condensed combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto.
     The following tables provides a reconciliation from the actual results to the pro forma results presented above for the Company for the three months and six months ended June 30, 2008 (in thousands):
CLEARWIRE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended June 30, 2008
	Historical
	3 month period		Purchase		Clearwire
	Clearwire	3 month period	Accounting		Corporation
	Corporation (1)	Old Clearwire	and Other (2)		Pro Forma
REVENUES:	$—	$58,563	$—		$58,563
OPERATING EXPENSES:
Cost of goods and services and network costs	25,577	42,193	—		67,770
Selling, general and administrative expense	26,691	95,362	—		122,053
Depreciation and amortization	9,532	28,901	(14,886	)(a)	28,121
			4,574	(b)
Spectrum lease expense	11,879	28,522	9,317	(b)	49,020
			(698	)(c)
Transaction costs	—	10,224	(10,224	)(d)	—

Total operating expenses	73,679	205,202	(11,917)		266,964

OPERATING LOSS	(73,679)	(146,639)	11,917		(208,401)
OTHER INCOME (EXPENSE):
Interest income	—	3,829	—		3,829
Interest expense	(232)	(25,711)	25,884	(e)	(47,743)
			(47,684	)(f)
Other-than-temporary impairment loss and realized loss on investments	—	(27,918)	—		(27,918)
Other income (expense), net	1,256	(2,055)	(698	)(c)	(1,497)

Total other income (expense), net	1,024	(51,855)	(22,498)		(73,329)

LOSS BEFORE INCOME TAXES	(72,655)	(198,494)	(10,581)		(281,730)
Income tax provision	(6,911)	(1,668)	8,579	(g)	—

NET LOSS	(79,566)	(200,162)	(2,002)		(281,730)
Less: non-controlling interests in net loss of consolidated subsidiaries	—	1,108	205,978	(h)	207,086

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(79,566)	$(199,054)	$203,976		$(74,644)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic		$(1.21)			$(0.38	)(3)

Diluted		$(1.21)			$(0.40	)(3)

Weighted average Class A Common Shares outstanding:
Basic		164,129			194,484	(3)

Diluted		164,129			723,307	(3)

CLEARWIRE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Six months ended June 30, 2008
	Historical
	6 month period		Purchase		Clearwire
	Clearwire	6 month period	Accounting		Corporation
	Corporation (1)	Old Clearwire	and Other (2)		Pro Forma
REVENUES:	$—	$110,091	$—		$110,091
OPERATING EXPENSES:
Cost of goods and services and network costs	52,438	80,367	—		132,805
Selling, general and administrative expense	66,946	194,908	—		261,854
Depreciation and amortization	16,302	56,986	(28,368	)(a)	54,732
			9,812	(b)
Spectrum lease expense	33,094	64,207	18,634	(b)	114,538
			(1,397	)(c)
Transaction costs	—	10,224	(10,224	)(d)	—

Total operating expenses	168,780	406,692	(11,543)		563,929

OPERATING LOSS	(168,780)	(296,601)	11,543		(453,838)
OTHER INCOME (EXPENSE):
Interest income	285	12,298	—		12,583
Interest expense	(232)	(54,305)	54,294	(e)	(95,170)
			(94,927	)(f)
Other-than-temporary impairment loss and realized loss on investments	—	(32,767)	—		(32,767)
Other income (expense), net	2,802	(2,829)	(1,397	)(c)	(1,424)

Total other income (expense), net	2,855	(77,603)	(42,030)		(116,778)

LOSS BEFORE INCOME TAXES	(165,925)	(374,204)	(30,487)		(570,616)
Income tax provision	(11,078)	(3,584)	14,662	(g)	—

NET LOSS	(177,003)	(377,788)	(15,825)		(570,616)
Less: non-controlling interests in net loss of consolidated subsidiaries	—	2,345	417,188	(h)	419,533

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(177,003)	$(375,443)	$401,363		$(151,083)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic		$(2.29)			$(0.78) (3)

Diluted		$(2.29)			$(0.81) (3)

Weighted average Class A Common Shares outstanding:
Basic		164,096			194,484 (3)

Diluted		164,096			723,307 (3)

Notes to Clearwire Corporation
Unaudited Pro Forma Condensed Combined Statements of Operations
1. Basis of Presentation
     Sprint Nextel Corporation entered into an agreement with Old Clearwire to combine both of their next generation wireless broadband businesses to form a new independent company. On Closing, Old Clearwire and the Sprint WiMAX Business completed the combination to form Clearwire. The Transactions were accounted for under SFAS No. 141 as a reverse acquisition with the Sprint WiMAX Business deemed to be the accounting acquirer.
          At the Closing, the Investors made an aggregate $3.2 billion capital contribution to Clearwire and its subsidiary, Clearwire Communications LLC. In exchange for the contribution of the Sprint WiMAX Business and their investments, as applicable, Google initially received 25,000,000 shares of Clearwire Class A Common Stock and Sprint and the other Investors received an aggregate of 505,000,000 shares of Clearwire Class B Common Stock and an equivalent amount of Clearwire Communications Class B Common Interests. The number of shares of Clearwire Class A and B Common Stock and Clearwire Communications Class B Common Interests, as applicable, that the Investors were entitled to receive under the Transaction Agreement was subject to a post-closing adjustment based on the trading price of Clearwire Class A Common Stock on NASDAQ over 15 randomly-selected trading days during the 30-day period ending on the 90th day after the Closing, or February 26, 2009 (the “Adjustment Date”), with a floor of $17.00 per share and a cap of $23.00 per share. During the measurement period, Clearwire Class A Common Stock traded below $17.00 per share on NASDAQ, so on the Adjustment Date, we issued to the Investors an additional 4,411,765 shares of Clearwire Class A Common Stock and 23,823,529 shares of Clearwire Class B Common Stock and Clearwire Communications Class B Common Interests to reflect the $17.00 final price per share. Additionally, in accordance with the subscription agreement, on February 27, 2009, CW Investment Holdings, LLC purchased 588,235 shares of Clearwire Class A Common Stock at $17.00 per share for a total investment of $10 million. For the purposes of determining the number of shares outstanding within the unaudited pro forma condensed combined statement of operations, we assumed that the additional shares and common interests issued to the Investors and CW Investment Holdings LLC on the Adjustment Date and February 27, 2009, respectively, were issued as of the Closing and that the Closing was consummated on January 1, 2008.
          After giving effect to the Transactions, the post-closing adjustment and the investment by CW Investment Holdings LLC, Sprint owns the largest interest in Clearwire with an effective voting and economic interest in Clearwire and its subsidiaries of approximately 51 percent.
          In connection with the integration of the Sprint WiMAX Business and Old Clearwire operations, we expect that certain non-recurring charges will be incurred. We also expect that certain synergies might be realized due to operating efficiencies or future revenue synergies expected to result from the Transactions. However, in preparing the unaudited pro forma condensed combined statement of operations which gives effect to the Transactions as if they were consummated on January 1, 2008, no pro forma adjustments have been reflected to consider any such costs or benefits.
2.	Pro Forma Adjustments related to Purchase Accounting for the three and six months ended June 30, 2008
          The pro forma adjustments related to purchase accounting have been derived from the preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Old Clearwire, including the allocation of the excess of the estimated fair value of net assets acquired over the purchase price. The allocation of the purchase consideration is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different values being assigned to individual assets acquired and liabilities assumed, and the resulting amount of the excess of estimated fair value of net assets acquired over the purchase price. The final purchase price allocation is pending the finalization of appraisal valuations of certain tangible and intangible assets acquired, which may result in an adjustment to the preliminary purchase price allocation.

          Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma statements of operations are directly related to the transaction for which pro forma financial information is presented and have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma condensed combined statements of operations as such charges were incurred in direct connection with or at the time of the Transactions and are not expected to have an ongoing impact on the results of operations after the Closing.
          a. Represents adjustments in the depreciation expense on a pro forma basis related to items of Old Clearwire property, plant and equipment that are being depreciated over their estimated remaining useful lives on a straight-line basis. The reduction in depreciation expense results from a decrease in the carrying value of Old Clearwire property, plant and equipment due to the allocation of the excess of the estimated fair value of net assets acquired over the purchase price used in purchase accounting for the Transactions.
          b. Represents adjustments to record amortization on a pro forma basis related to Old Clearwire spectrum lease contracts and other intangible assets over their estimated weighted average remaining useful lives on a straight-line basis. The increase in the amortization expense results from an increase in the carrying value of the Old Clearwire spectrum lease contracts and other intangible assets resulting from purchase accounting.
          c. Represents the elimination of intercompany other income and related expenses associated with the historical agreements pre-Closing between the Sprint WiMAX Business and Old Clearwire where Old Clearwire leased spectrum licenses from the Sprint WiMAX Business. The other income and related expenses were $698,000 and $1.4 million for the three and six months ended June 30, 2008, respectively.
          d. Represents the reversal of transaction costs of $10.2 million for the three and six months ended June 30, 2008, comprised of $6.0 million of investment banking fees and $4.2 million of other professional fees, recorded in the Old Clearwire historical financial statements for the three and six months ended June 30, 2008. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma condensed combined statements of operations for the three and six months ended June 30, 2008.
          e. Prior to the Closing, Old Clearwire refinanced the senior term loan facility and renegotiated the loan terms. Historical interest expense related to the senior term loan facility before the refinancing and amortization of the deferred financing fees recorded by Old Clearwire, in the amount of $25.9 million and $54.3 million for the three and six months ended June 30, 2008, respectively, has been reversed as if the Transactions were consummated on January 1, 2008.
          f. Represents the adjustment to record pro forma interest expense assuming the senior term loan facility, including the Sprint Pre-Closing financing (as defined in the Transaction Agreement) under the Amended Credit Agreement (as defined below), was outstanding as of January 1, 2008. The Closing would have resulted in an event of default under the terms of the credit agreement underlying the senior term loan facility unless the consent of the lenders was obtained. On November 21, 2008, Old Clearwire entered into the Amended and Restated Credit Agreement with the lenders to obtain their consent and to satisfy other conditions to closing under the Transaction Agreement (the “Amended Credit Agreement”). The Amended Credit Agreement resulted in additional fees to be paid and adjustments to the underlying interest rates. The Sprint Pre-Closing Financing was assumed by Clearwire on the Closing, as a result of the financing of the Sprint WiMAX Business operations by Sprint for the period from April 1, 2008 through the Closing, and added as an additional tranche of term loans under the Amended Credit Agreement.
          Pro forma interest expense was calculated over the period using the effective interest method resulting in an adjustment of $47.7 million and $94.9 million for the three and six months ended June 30, 2008, respectively, based on an effective interest rate of approximately 14.0 percent. Pro forma interest expense also reflects an adjustment to accrete the debt to par value. Pro forma interest expense was calculated based on the contractual terms under the Amended Credit Agreement, assuming a term equal to its contractual maturity of 30 months and the underlying interest rate was the LIBOR loan base rate of 2.75 percent, as the 3 month LIBOR rate in effect at the Closing was less than the base rate, plus the applicable margin. The calculation assumed an applicable margin of 6.00 percent and additional rate increases as specified in the Amended Credit Agreement over the term of the loan. A one-eighth percentage change in the interest rate would increase or decrease interest expense by $431,000 and $858,000 for the three and six months ended June 30, 2008, respectively. Total interest expense on a pro forma basis does not include an adjustment for capitalized interest.
          g. Represents the adjustment to reflect the pro forma income tax expense for the three and six months ended June 30, 2008, which was determined by computing the pro forma effective tax rates for the three and six months ended June 30, 2008, giving effect to the Transactions. Clearwire expects to generate net operating losses into the foreseeable future and thus has recorded a valuation allowance for the deferred tax assets not expected to be realized. Therefore, for the three and six months ended June 30, 2008, no tax benefit was recognized.
          h. Represents the allocation of a portion of the pro forma combined net loss to the non-controlling interests in consolidated subsidiaries based on Sprint’s and the Investors’ (other than Google) ownership of the Clearwire Communications Class B Common Interests upon Closing of the Transactions and reflects the contribution by CW Investment Holdings LLC and the Investors at $17.00 per share following the post-closing adjustment. This adjustment is based on pre-tax loss since income tax consequences associated with any loss allocated to the Clearwire Communications Class B Common Interests will be incurred directly by Sprint and the Investors (other than Google and CW Investment Holdings LLC).
3. Pro Forma Loss per Share
          The Clearwire combined pro forma net loss per share presented below assumes the closing of the Transactions and that the Clearwire Class A and B Common Stock and Clearwire Communications Class B Common Interests issued to Sprint, the Investors and CW Investment Holdings LLC were outstanding from January 1, 2008 and reflects the resolution of the post-closing price adjustment at $17.00 per share. The shares of Clearwire Class B Common Stock have nominal equity rights. These shares have no right to dividends of Clearwire and no right to any proceeds on liquidation other than the par value of Clearwire Class B Common Stock.
          The following table presents the pro forma number of Clearwire shares outstanding as if the Transactions had been consummated on January 1, 2008 (in thousands):

	Basic	Diluted
Clearwire Class A Common Stock held by existing stockholders(i)	164,484	164,484
Clearwire Class A Common Stock sold to Google(i)	29,412	29,412
Clearwire Class A Common Stock sold to CW Investment Holdings LLC(i)	588	588
Clearwire Class B Common Stock issued to Sprint(ii)	—	370,000
Clearwire Class B Common Stock sold to Comcast(ii)	—	61,765
Clearwire Class B Common Stock sold to Intel(ii)	—	58,823
Clearwire Class B Common Stock sold to Time Warner Cable(ii)	—	32,353
Clearwire Class B Common Stock sold to Bright House Networks(ii)	—	5,882

Weighted average Clearwire Class A Common Stock outstanding	194,484	723,307

(i)	Shares outstanding related to Clearwire Class A Common Stock held by existing stockholders has been derived from the sum of the number of shares of Old Clearwire Class A Common Stock and Old Clearwire’s Class B Common Stock issued and outstanding at November 28, 2008, subject to conversion into the right to receive one share of Clearwire Class A Common Stock.

The basic weighted average shares outstanding related to Clearwire Class A Common Stock are the shares issued in the Transactions and assumed to be outstanding for the entire period for which loss per share is being calculated.

The computation of pro forma diluted Clearwire Class A Common Stock did not include the effects of the following options, restricted stock units and warrants as the inclusion of these securities would have been anti-dilutive (in thousands):

As of November
28, 2008
Stock options	18,431
Warrants	17,806
Restricted stock units	1,238

37,475

(ii)	Holders of Clearwire Class B Common Stock will be entitled at any time to exchange one share of Clearwire Class B Common Stock, in combination with one Clearwire Communications Class B Common Interest, for one share of Clearwire Class A Common Stock.
          Shares of Clearwire Class B Common Stock have no impact on pro forma basic net loss per share because they do not participate in net income (loss) or distributions. However, the hypothetical exchange of Clearwire Communications Class B Common Interests together with Clearwire Class B Common Stock for Clearwire Class A Common Stock may have a dilutive effect on pro forma diluted loss per share due to certain tax effects. As previously mentioned, that exchange would result in a decrease to the non-controlling interests and a corresponding increase in net loss attributable to the Clearwire Class A Common Stock. Further, to the extent that all of the Clearwire Communications Class B Common Interests and Clearwire Class B Common Stock are converted to Clearwire Class A Common Stock on a pro forma basis, the partnership structure is assumed to no longer exist and Clearwire would be required to recognize a tax charge related to indefinite lived intangible assets. Net loss available to holders of Clearwire Class A Common Stock, assuming conversion of the Clearwire Communications Class B Common Interests and Clearwire Class B Common Stock, is as follows (in thousands):

	Three Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2008
Pro forma net loss	$(74,644)	$(151,083)
Non-controlling interests in net loss of consolidated subsidiaries	(207,086)	(419,533)
Less: Pro forma tax adjustment resulting from dissolution of Clearwire Communications LLC	(8,579)	(14,662)

Net loss available to Clearwire Class A Common Stockholders, assuming the exchange of Clearwire Class B Common Stock and Clearwire Communications Class B Common Interests to Clearwire Class A Common Stock	$(290,309)	$(585,278)

     The pro forma net loss per share available to holders of Clearwire Class A Common Stock on a basic and diluted basis is calculated as follows (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
	Basic	Diluted	Basic	Diluted
Pro forma net loss available Clearwire Class A Common Stockholders	$(74,644)	$(290,309)	$(151,083)	$(585,278)
Weighted average Clearwire Class A Common Stock outstanding	194,484	723,307	194,484	723,307

Basic and diluted pro forma net loss per share of Clearwire Class A Common Stock	$(0.38)	$(0.40)	$(0.78)	$(0.81)

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. Other companies may calculate these measures differently.
(1) Adjusted OIBDA is a non-GAAP financial measure. Adjusted OIBDA is defined as consolidated operating loss less depreciation and amortization expenses, non cash expenses related to capital assets (towers, spectrum leases and buildings) and stock-based compensation expense. A reconciliation of operating loss to Adjusted OIBDA is as follows:

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended June 30,		Six months ended June 30,
	Actual	Pro Forma	Actual	Pro Forma
(in thousands)	2009	2008	2009	2008
Operating Loss	$(241,404)	$(208,401)	$(474,353)	$(453,838)
Non Cash Expenses
Spectrum Lease Expense	24,684	18,074	46,359	58,005
Tower & Building Rents	12,647	7,249	25,474	12,269
Stock Compensation	10,612	13,032	16,552	23,744

Non Cash Items Expense	47,943	38,355	88,385	94,018
Depreciation and amortization	46,264	28,121	94,812	54,732
ADJUSTED OIBDA	$(147,197)	$(141,925)	$(291,156)	$(305,088)

     In a capital-intensive industry, management believes Adjusted OIBDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. We provide Adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term capital assets and leases, and share-based compensation. Because Adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted OIBDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
     A Reconciliation of Adjusted OIBDA to cash flows used in operations is as follows:

Adjusted OIBDA	$(291,156)
Working capital less net change in interest accruals	4,649
Interest payments	(10,071)
Swap interest paid	(5,551)
Interest receipts	6,241
Other, net	7,824

Cash used in operating activities	$(288,064)

(2) ARPU is revenue, less acquired businesses revenue (revenue from entities that were acquired by Old Clearwire) less the revenue generated from the sales of devices less shipping revenue divided by the average number of subscribers in the period divided by the number of months in the period.

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended June 30,		Six months ended June 30,
	Actual	Pro Forma	Actual	Pro Forma
(in thousands)	2009	2008	2009	2008
ARPU
Service Revenue	$63,594	$58,563	$125,731	$110,091
Acquired Companies & One-Time Upfront Revenue	(3,807)	(5,214)	(8,127)	(10,141)

ARPU Revenue	59,787	53,349	117,604	99,950
Average Customers	505	453	496	437
Months in Period	3	3	6	6
ARPU	$39.47	$39.28	$39.49	$38.11

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers or the pro forma number of subscribers, as applicable. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross customer additions in the period.

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended June 30,		Six months ended June 30,
	Actual	Pro Forma	Actual	Pro Forma
(in thousands)	2009	2008	2009	2008
CPGA
Selling, General and Administrative	$113,246	$122,053	$221,711	$261,854
G&A and Other	(84,869)	(98,079)	(163,739)	(200,725)

Total Selling Expense	28,377	23,974	57,972	61,129
Total Gross Adds	54	53	118	130
Total CPGA	$524	$449	$492	$472

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers.
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